OPERATING SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of this 5th day of January, 2016 by and between Hatteras Funds, LP, a Delaware limited partnership (the “Servicing Agent”) and Hatteras Alternative Mutual Funds Trust, a Delaware statutory trust (the “Trust”), regarding each series of the Trust (the “Funds”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Trust has approved this Agreement, and the Servicing Agent is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment of Servicing Agent as Primary Service Provider. The Trust desires to employ the Servicing Agent in performing or arranging for the delivery of all professional, administrative and operational services required by the Funds to operate their business accordance with the limitations specified in its Declaration of Trust dated April 12, 2002, amended July 29, 2002, as amended from time to time (the “Charter”), and in its Prospectus as from time to time in effect (the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board of Trustees of the Trust. The Trust desires to employ and hereby appoints the Servicing Agent to act as primary service provider to the Funds. The Servicing Agent accepts the appointment and agrees to furnish the services for the compensation set forth below.

2. Delivery of Fund Documents. The Trust has furnished the Servicing Agent with copies properly certified or authenticated of each of the following:

(a) Charter.
(b) By-Laws of the Trust, as amended from time to time.
(c) Resolutions of the Trustees of the Trust selecting Hatteras Funds, LP as Servicing Agent to the Funds and approving the form of this Agreement.
(d) Funds’ Prospectus.

The Trust will furnish the Servicing Agent from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3. Services Provided by Servicing Agent as Primary Service Provider. Subject to the supervision and direction of the Board of Trustees of the Trust, the Servicing Agent will, either directly or by employing suitable sub-contractors (a) act in strict conformity with the Trust’s Declaration of Trust, the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended, (b) provide compliance and other administrative oversight in accordance with each fund’s investment objective and policies as described in the Funds’ Prospectus, (c) provide continuous registration and maintenance of its registration under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and state securities laws and regulations, (d) preparation of and printing and mailing reports, notices and prospectuses to current shareholders, (e) provide custodial services to each Fund’s portfolio, daily fund account services, transfer agency and shareholder account servicing and services in acting as the Funds’ distributor, (f) providing required insurance for fidelity and other coverage as deemed appropriate by the Board of Trustees of the Trust and (g) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees of the Trust and its committees with respect to the foregoing matters and the conduct of the business of the Funds. In addition, the Servicing Agent will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to ongoing operations of the Funds.

The Servicing Agent will keep the Trust informed of any service related developments materially affecting the Funds, and will, on its own initiative, furnish the Trust from time to time with whatever information the Servicing Agent believes is appropriate for this purpose.

4. Allocation of Charges and Expenses. The Servicing Agent will pay all expenses incurred in performing all professional, administrative and operational services under this Agreement. (a) costs incurred in connection with registration and maintenance of its registration under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and state securities laws and regulations, (b) preparation of and printing and mailing reports, notices and prospectuses to current shareholders, (c) transfer taxes on the sales of the Funds’ shares, (d) custodial, shareholder transfer charges and fees of the Funds’ distributor, (e) legal, auditing, tax return preparation and accounting expenses, (f) expenses of servicing shareholder accounts held at the Funds, (g) insurance expenses for fidelity and other coverage, (h) fees and expenses of Trustees who are not “interested persons” within the meaning of the Investment Company Act of 1940, and (i) expenses of Trustee and shareholder meetings. The Servicing Agent will not be required to pay any expenses of the Funds other than those specifically allocated to it in this paragraph 4. In particular, but without limiting the generality of the foregoing, the Funds will be required to pay: brokerage and other expenses of executing portfolio transactions; transfer taxes on the sales of portfolio securities: other taxes or governmental fees; dividends paid out on short sales; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Funds’ business.

5. Compensation of the Servicing Agent. In consideration of the services rendered pursuant to this Agreement, the Funds will pay to the Servicing Agent, as compensation for the services provided by the Servicing Agent and its agents under this Agreement, a monthly fee as described in Appendix A to this Agreement.

In the event of any termination of this Agreement, the fee provided for in this paragraph 5 shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

6. Standard of Care; Limitation of Liability. The Servicing Agent will exercise its best judgment in rendering the services described in paragraph 3 above. The Servicing Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Servicing Agent of its obligations and duties under this Agreement. Any person, even though an officer, trustee, employee or agent of the Servicing Agent, who may be or become an officer, trustee, employee or agent of the Funds, will be deemed, when rendering services to the Funds, to be rendering such services to, or acting solely for, the Funds and not as an officer, director, employee or agent, or one under control or direction of the Servicing Agent, even though paid by it.

7. Termination of this Agreement. This Agreement may be terminated by the Servicing Agent at any time without penalty upon sixty (60) days’ written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days’ written notice to the Servicing Agent (which notice may be waived by the Servicing Agent).

8. Amendment of this Agreement. No provisions of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not interested persons of the Servicing Agent or of the Funds, cast in person at a meeting called for the purpose of voting on such approval.

9. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Servicing Agent at:

Hatteras Funds, LP
6601 Six Forks Road, Suite 340
Raleigh, NC 27615
Attn: J. Michael Fields
Facsimile: (919) 846-3433

with a copy to:

Drinker Biddle & Reath, LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn: Joshua B. Deringer, Esq.

To the Trust and the Funds at:

Hatteras Alternative Mutual Funds Trust
6601 Six Forks Road, Suite 340
Raleigh, NC 27615

with a copy to:

Drinker Biddle & Reath, LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn: Joshua B. Deringer, Esq.

10. Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

11. Miscellaneous. Neither the holders of Shares of the Funds nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counter part of this letter and return such counterpart to the Funds, whereupon this letter shall become a binding contract between the Trust, on behalf of the Funds, and the Servicing Agent.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST

By: /s/ R. Lance Baker
Name: R. Lance Baker
Title: Treasurer

HATTERAS FUNDS, LP

By: /s/ R. Lance Baker
Name: R. Lance Baker
Title: Chief Financial Officer

APPENDIX A
to OPERATING SERVICES AGREEMENT

Separate Series of Hatteras Alternative Mutual Funds Trust

	Annual Fee Rate (as a % of average daily net assets)
Fund	Class A	Class C	Institutional Class	Class H	No Load
Hatteras Alpha Hedged Strategies Fund	1.59%	1.59%	0.84%	—	1.59%
Hatteras Alternative Multi-Manager Fund	0.99%	0.99%	0.74%	—	—
Hatteras Long / Short Debt Fund	0.84%	0.84%	0.59%	—	—
Hatteras Long / Short Equity Fund	0.84%	—	0.59%	—	—
Hatteras Managed Futures Strategies Fund	0.84%	—	0.59%	—	—
Hatteras Market Neutral Fund	0.99%	0.99%	0.74%	0.25%	—
Hatteras Event Driven Fund	—	—	—	0.25%	—